MDU Resources Increases 2013 Earnings Guidance; S&P Affirmed BBB+ Credit Rating

BISMARCK, N.D. – Dec. 18, 2013 - MDU Resources Group, Inc. (NYSE:MDU) today increased its earnings guidance for 2013. Adjusted earnings per share for 2013 is now projected in the range of $1.45 to $1.50, an increase from prior guidance of $1.35 to $1.45. GAAP earnings guidance is in the same range and includes discontinued operations, an unrealized commodity derivatives gain and a natural gas gathering asset impairment.

"We have had a strong year," said David L. Goodin, president and CEO of MDU Resources. "With the strength of our results in October and November and our current estimate for December, we felt it was important to provide an update of how we are seeing 2013. We experienced good construction weather in the northern tier states of operation in October and November allowing us to execute further into the season on our higher construction materials backlog. In December, as expected, we have seen a slowdown in construction because of colder weather. However, the colder weather is resulting in higher natural gas and electric sales at our utility, demonstrating the strength of our diversification. Construction services, including its equipment sales and rental business, also is seeing continued solid performance. These improved results from our construction and utility businesses have more than offset the effects of wider basis differentials in key E&P production areas like the Bakken."

On Dec. 11 Standard & Poor’s affirmed a BBB+ corporate credit rating and stable outlook for MDU Resources.

The company plans to provide year-end earnings results for 2013 and to initiate 2014 guidance in early February.

Forward-Looking Statements

The information in this release includes certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained in this release, including earnings per share guidance and statements by the president and CEO of MDU Resources, are expressed in good faith and are believed by the company to have a reasonable basis. Nonetheless, actual results may differ materially from the projected results expressed in the forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from those expressed in the forward-looking statements, refer to Item 1A – Risk Factors in MDU Resources’ most recent Form 10-K and Form 10-Q.

About MDU Resources

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure, including regulated utilities and pipelines, exploration and production, and construction materials and services. For more information about MDU Resources, see the company's website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts

Financial:
Phyllis A. Rittenbach, director - investor relations, (701) 530-1057

Media:
Rick Matteson, director of communications and public affairs, (701) 530-1700
Laura Lueder, corporate public relations manager, (701) 530-1095

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